Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD FULL YEAR
AND RECORD FOURTH QUARTER EARNINGS
MIAMI (December 20, 2016) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income for the full year 2016 of $2.8 billion, or $3.72 diluted EPS, compared to $1.8 billion, or $2.26 diluted EPS, for the prior year. Full year 2016 adjusted net income of $2.6 billion, or $3.45 adjusted EPS, was higher than adjusted net income of $2.1 billion, or $2.70 adjusted EPS, for the full year 2015. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other items, totaling $199 million in gains for the full year 2016 and $349 million of losses for the full year 2015. Revenues for the full year 2016 were $16.4 billion, $0.7 billion higher than the $15.7 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We achieved the most profitable year in our company’s history as well as record fourth quarter earnings. The continued execution of our core strategy to drive consumer demand in excess of measured capacity growth, contain costs and leverage our industry-leading scale resulted in our third consecutive year of significantly higher earnings and return on invested capital. The delivery of over $5 billion in cash from operations for our shareholders enabled increased dividend distributions reaching $1 billion and the investment of over $2.3 billion in the repurchase of Carnival Corporation stock. This continued strong performance is a credit to the outstanding contributions of our 120,000 employees worldwide who work every day to exceed our guests’ expectations and our thousands of travel agent partners around the globe whose support is crucial to our success.”
Key information for the fourth quarter 2016 compared to the prior year:

•
U.S. GAAP net income for 4Q 2016 of $609 million, or $0.83 diluted EPS, compared to $270 million, or $0.35 diluted EPS, for the prior year. On an adjusted basis, 4Q 2016 net income of $491 million, or $0.67 EPS, was higher than net income of $389 million, or $0.50 EPS, for the prior year. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other items, totaling $118 million in gains for the 4Q 2016 and $119 million of losses for 4Q 2015.

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 1.6 percent. In constant currency, net revenue yields increased 4.1 percent for 4Q 2016, better than September guidance of up approximately 3 percent.

•
Gross cruise costs including fuel per ALBD increased 0.2 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 1.0 percent, in line with September guidance of up approximately 1 percent.

•	Changes in fuel prices (including realized fuel derivative losses) and currency exchange rates decreased earnings by $0.04 per share versus the prior year.
Highlights during the fourth quarter included the U.S. debut of Carnival Cruise Line’s Carnival Vista, featuring a concert for Operation Homefront military families by country music superstar Carrie Underwood and the ship’s naming ceremony with godmother Deshauna Barber, the first woman serving in the U.S. military to hold the Miss USA title. Holland America’s Koningsdam also made its North American debut in November while Seabourn took delivery of Seabourn Encore, setting new standards for ultra-luxury cruising.
During the quarter, Carnival Corporation also signed a memorandum of agreement with Meyer Werft for three new 180,000-ton cruise ships that will be powered by liquefied natural gas, the world’s cleanest burning fossil fuel. Two of the ships are for Carnival Cruise Line and are scheduled for delivery in 2020 and 2022. The third ship is designated for P&O Cruises (UK) and is scheduled for delivery in 2020. The company also signed an agreement with Shell to begin fueling its LNG-powered ships, starting with AIDA and Costa ships scheduled to launch in 2019.
Three new original TV series created by Carnival Corporation began airing on Saturday mornings in October on ABC, NBC and the CW in the U.S. The shows are designed to showcase all 10 of the company’s cruise brands while highlighting ocean travel as a means to experience global destinations and learn about the world and other cultures.

2017 Outlook
At this time, cumulative advance bookings for the first three quarters of 2017 are well ahead of the prior year at considerably higher prices. Since September, both booking volumes and prices for the first three quarters of 2017 have been running well ahead of the prior year.
Donald commented, “We enjoyed strong momentum in booking patterns throughout 2016 and therefore are in a stronger booked position entering the new year at higher prices as a result of our ongoing efforts to increase consideration and demand for our brands.”
Based on current booking trends, the company expects full year 2017 net revenue yields in constant currency to be up approximately 2.5 percent compared to the prior year. The company expects full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 1.0 percent compared to the prior year.
As a result of higher fuel prices, forecasted fuel costs for the full year 2017 are expected to increase approximately $200 million (fuel price impact only) compared to the prior year, net of realized fuel derivatives, reducing earnings by $0.27 per share. In addition, unfavorable movements in currency exchange rates are forecasted to reduce earnings by a further $0.16 per share.
Taking the above factors into consideration, the company expects full year 2017 adjusted earnings per share to be in the range of $3.30 to $3.60, compared to 2016 adjusted earnings per share of $3.45.
Donald added, “We are anticipating another solid year of operational improvement in 2017. Despite the unusual and significant impact of fuel and currency working against us simultaneously, the underlying strength in our fundamental business leaves us well positioned to achieve sustained double digit return on invested capital and to create continued value for our shareholders.”

First Quarter 2017 Outlook
First quarter constant currency net revenue yields are expected to be up approximately 1.5 to 2.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the first quarter of 2017 are expected to be higher by approximately 1.5 to 2.5 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and changes in currency exchange rates compared to prior year are expected to decrease earnings by $0.13 per share. Based on the above factors, the company expects adjusted earnings per share for the first quarter 2017 to be in the range of $0.31 to $0.35 versus 2016 adjusted earnings per share of $0.39.

Selected Key Forecast Metrics

	Full Year 2017		First Quarter 2017
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx flat	Approx 2.5%	(1.5) to (0.5)%	1.5 to 2.5%
Net cruise costs excl. fuel / ALBD	Approx (1.5)%	Approx 1.0%	(0.5) to 0.5%	1.5 to 2.5%

	Full Year 2017	First Quarter 2017
Fuel price per metric ton	$374	$356
Fuel consumption (metric tons in thousands)	3,290	820
Currency: Euro	$1.04 to €1	$1.04 to €1
Sterling	$1.24 to £1	$1.24 to £1
Australian dollar	$0.73 to A$1	$0.73 to A$1

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. BST) today to discuss its 2016 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is among the largest, most profitable and financially strong leisure travel companies in the world. With a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard,  P&O Cruises (Australia) and P&O Cruises (UK).
Together, these brands operate 102 ships visiting over 700 ports around the world and totaling 226,000 lower berths with 17 new ships scheduled to be delivered between 2017 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact our outlook including, but not limited to, the forecasting of our:

• Net revenue yields;	• Net cruise costs, excluding fuel per available lower berth day;
• Booking levels;	• Estimates of ship depreciable lives and residual values;
• Pricing and occupancy;	• Goodwill, ship and trademark fair values;
• Interest, tax and fuel expenses;	• Liquidity and
• Currency exchange rates;	• Adjusted earnings per share.

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew;

•	Economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks;

•	Changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate;

•	Disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	Ability to recruit, develop and retain qualified personnel;

•	Increases in fuel prices;

•	Fluctuations in foreign currency exchange rates;

•	Misallocation of capital among our ship, joint venture and other strategic investments;

•	Future operating cash flow may not be sufficient to fund future obligations and we may be unable to obtain financing;

•	Overcapacity in the cruise ship and land-based vacation industry;

•	Deterioration of our cruise brands' strengths and our inability to implement our strategies;

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations and increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	Failure to keep pace with developments in technology;

•
Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect and our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	Competition from the cruise ship and land-based vacation industry;

•	Economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	Litigation, enforcement actions, fines or penalties;

•	Lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	Union disputes and other employee relationship issues;

•	Decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates;

•	Reliance on third-party providers of various services integral to the operations of our business;

•	Business activities that involve our co-investment with third parties;

•	Disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	Our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations;

•	Small group of shareholders may be able to effectively control the outcome of shareholder voting;

•
Provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests and

•	The DLC arrangement involves risks not associated with the more common ways of combining the operations of two companies.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2016	2015	2016	2015
Revenues
Cruise
Passenger tickets	$2,873	$2,709	$12,090	$11,601
Onboard and other	1,021	969	4,068	3,887
Tour and other	41	33	231	226
	3,935	3,711	16,389	15,714
Operating Costs and Expenses
Cruise
Commissions, transportation and other	517	490	2,240	2,161
Onboard and other	141	131	553	526
Payroll and related	505	471	1,993	1,859
Fuel	267	253	915	1,249
Food	250	244	1,005	981
Other ship operating	611	603	2,525	2,516
Tour and other	28	26	152	155
	2,319	2,218	9,383	9,447
Selling and administrative	584	564	2,197	2,067
Depreciation and amortization	435	419	1,738	1,626
	3,338	3,201	13,318	13,140
Operating Income	597	510	3,071	2,574
Nonoperating Income (Expense)
Interest income	2	2	6	8
Interest expense, net of capitalized interest	(55)	(50)	(223)	(217)
Gains (losses) on fuel derivatives, net (a)	55	(198)	(47)	(576)
Other income, net	14	7	21	10
	16	(239)	(243)	(775)
Income Before Income Taxes	613	271	2,828	1,799
Income Tax Expense, Net	(4)	(1)	(49)	(42)
Net Income	$609	$270	$2,779	$1,757
Earnings Per Share
Basic	$0.84	$0.35	$3.73	$2.26
Diluted	$0.83	$0.35	$3.72	$2.26

Adjusted Earnings Per Share-Diluted (b)	$0.67	$0.50	$3.45	$2.70
Dividends Declared Per Share	$0.35	$0.30	$1.35	$1.10
Weighted-Average Shares Outstanding - Basic	727	774	745	777
Weighted-Average Shares Outstanding - Diluted	729	777	747	779

(a)
During the three months ended November 30, 2016 and 2015, our gains (losses) on fuel derivatives, net include net unrealized gains (losses) of $115 million and $(117) million and realized (losses) of $(60) million and $(81) million, respectively. During the twelve months ended November 30, 2016 and 2015, our (losses) on fuel derivatives, net include net unrealized gains (losses) of $236 million and $(332) million and realized (losses) of $(283) million and $(244) million, respectively.

(b)	See the U.S. GAAP net income to adjusted net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$603	$1,395
Trade and other receivables, net	298	303
Inventories	322	330
Prepaid expenses and other	466	423
Total current assets	1,689	2,451
Property and Equipment, Net	32,429	31,818	(a)
Goodwill	2,910	3,010
Other Intangibles	1,275	1,308	(a)
Other Assets	633	650
	$38,936	$39,237
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$457	$30
Current portion of long-term debt	640	1,344
Accounts payable	713	627
Accrued liabilities and other	1,740	1,683
Customer deposits	3,522	3,272
Total current liabilities	7,072	6,956
Long-Term Debt	8,357	7,413
Other Long-Term Liabilities	910	1,097

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 654 shares at 2016 and 653 shares at 2015 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2016 and 216 share at 2015 issued	358	358
Additional paid-in capital	8,632	8,562
Retained earnings	21,843	20,060
Accumulated other comprehensive loss	(2,454)	(1,741)
Treasury stock, 118 shares at 2016 and 70 shares at 2015 of Carnival Corporation and 27 shares at 2016 and 2015 of Carnival plc, at cost	(5,789)	(3,475)
Total shareholders’ equity	22,597	23,771
	$38,936	$39,237

(a)
On December 1, 2015, we adopted the Financial Accounting Standards Board’s Service Concession Arrangements amended guidance and, accordingly, reclassified $70 million from Property and Equipment, Net to Other Intangibles on our November 30, 2015 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2016	2015	2016	2015
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	20,447	19,622	80,002	77,307
Occupancy percentage (b)	103.8%	102.5%	105.9%	104.8%
Passengers carried (in thousands)	2,916	2,699	11,522	10,837
Fuel consumption in metric tons (in thousands)	816	802	3,233	3,181
Fuel consumption in metric tons per thousand ALBDs	39.9	40.9	40.4	41.2
Fuel cost per metric ton consumed	$327	$316	$283	$393
Currencies
U.S. dollar to euro	$1.10	$1.11	$1.11	$1.12
U.S. dollar to sterling	$1.26	$1.53	$1.37	$1.54
U.S. dollar to Australian dollar	$0.76	$0.71	$0.74	$0.76

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,024	$978	$5,134	$4,545
Capital expenditures	$646	$590	$3,062	$2,294
Dividends paid	$256	$232	$977	$816

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Passenger ticket revenues	$2,873	$2,943	$2,709	$12,090	$12,305	$11,601
Onboard and other revenues	1,021	1,035	969	4,068	4,114	3,887
Gross cruise revenues	3,894	3,978	3,678	16,158	16,419	15,488
Less cruise costs
Commissions, transportation and other	(517)	(529)	(490)	(2,240)	(2,280)	(2,161)
Onboard and other	(141)	(144)	(131)	(553)	(560)	(526)
	(658)	(673)	(621)	(2,793)	(2,840)	(2,687)
Net passenger ticket revenues	2,356	2,414	2,219	9,850	10,025	9,440
Net onboard and other revenues	880	891	838	3,515	3,554	3,361
Net cruise revenues	$3,236	$3,305	$3,057	$13,365	$13,579	$12,801
ALBDs	20,446,708	20,446,708	19,621,729	80,002,092	80,002,092	77,307,323

Gross revenue yields	$190.42	$194.52	$187.46	$201.97	$205.23	$200.34
% increase vs. 2015	1.6%	3.8%		0.8%	2.4%
Net revenue yields	$158.21	$161.63	$155.80	$167.06	$169.74	$165.58
% increase vs. 2015	1.6%	3.7%		0.9%	2.5%
Net passenger ticket revenue yields	$115.18	$118.05	$113.09	$123.11	$125.31	$122.11
% increase vs. 2015	1.8%	4.4%		0.8%	2.6%
Net onboard and other revenue yields	$43.03	$43.59	$42.70	$43.95	$44.43	$43.48
% increase vs. 2015	0.8%	2.1%		1.1%	2.2%

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net passenger ticket revenues	$2,356	$2,433	$2,219	$9,850	$10,210	$9,440
Net onboard and other revenues	880	885	838	3,515	3,557	3,361
Net cruise revenues	$3,236	$3,318	$3,057	$13,365	$13,767	$12,801
ALBDs	20,446,708	20,446,708	19,621,729	80,002,092	80,002,092	77,307,323

Net revenue yields	$158.21	$162.25	$155.80	$167.06	$172.08	$165.58
% increase vs. 2015	1.6%	4.1%		0.9%	3.9%
Net passenger ticket revenue yields	$115.18	$118.98	$113.09	$123.11	$127.62	$122.11
% increase vs. 2015	1.8%	5.2%		0.8%	4.5%
Net onboard and other revenue yields	$43.03	$43.28	$42.70	$43.95	$44.46	$43.48
% increase vs. 2015	0.8%	1.3%		1.1%	2.3%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Cruise operating expenses	$2,291	$2,332	$2,192	$9,231	$9,366	$9,292
Cruise selling and administrative expenses	582	590	561	2,188	2,216	2,058
Gross cruise costs	2,873	2,922	2,753	11,419	11,582	11,350
Less cruise costs included above
Commissions, transportation and other	(517)	(529)	(490)	(2,240)	(2,280)	(2,161)
Onboard and other	(141)	(144)	(131)	(553)	(560)	(526)
Restructuring expenses	—	—	(4)	(2)	(2)	(25)
Gain on ship sale	—	—	2	2	2	8
Other	(1)	(1)	—	(41)	(41)	—
Net cruise costs	2,214	2,248	2,130	8,585	8,701	8,646
Less fuel	(267)	(267)	(253)	(915)	(915)	(1,249)
Net cruise costs excluding fuel	$1,947	$1,981	$1,877	$7,670	$7,786	$7,397
ALBDs	20,446,708	20,446,708	19,621,729	80,002,092	80,002,092	77,307,323

Gross cruise costs per ALBD	$140.51	$142.90	$140.30	$142.73	$144.78	$146.81
% increase (decrease) vs. 2015	0.2%	1.9%		(2.8)%	(1.4)%
Net cruise costs excluding fuel per ALBD	$95.22	$96.93	$95.62	$95.87	$97.34	$95.68
% (decrease) increase vs. 2015	(0.4)%	1.4%		0.2%	1.7%

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net cruise costs excluding fuel	$1,947	$1,975	$1,877	$7,670	$7,777	$7,397
ALBDs	20,446,708	20,446,708	19,621,729	80,002,092	80,002,092	77,307,323

Net cruise costs excluding fuel per ALBD	$95.22	$96.58	$95.62	$95.87	$97.21	$95.68
% (decrease) increase vs. 2015	(0.4)%	1.0%		0.2%	1.6%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (a):

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2016	2015	2016	2015
Net income
U.S. GAAP net income	$609	$270	$2,779	$1,757
Unrealized (gains) losses on fuel derivatives, net (b)	(115)	117	(236)	332
Restructuring expenses (c)	—	4	2	25
Gain on ship sale (c)	—	(2)	(2)	(8)
Other (c)	(3)	—	37	—
Adjusted net income	$491	$389	$2,580	$2,106
Weighted-average shares outstanding	729	777	747	779

Earnings per share
U.S. GAAP earnings per share	$0.83	$0.35	$3.72	$2.26
Unrealized (gains) losses on fuel derivatives, net (b)	(0.16)	0.15	(0.32)	0.42
Restructuring expenses (c)	—	—	—	0.03
Gain on ship sale (c)	—	—	—	(0.01)
Other (c)	—	—	0.05	—
Adjusted earnings per share	$0.67	$0.50	$3.45	$2.70

Notes to Non-GAAP Financial Measures

(a)	Non-GAAP Financial Measures
We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company's financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD ("gross revenue yields"), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

We believe that gains and losses on ship sales and ship impairments and restructuring and certain other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we exclude these items from non-GAAP measures. Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency
Our Europe, Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. Our North America, EAA and Cruise Support segment operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2016 periods' currency exchange rates have remained constant with the 2015 periods' rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•
The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our North America segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies, it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies, it increases the U.S. dollar revenues and expenses.

•
Our EAA segment operations have euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.

(b)
Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(c)
We believe that gains and losses on ship sales and ship impairments and restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales and ship impairments and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.